EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Upsize and Pricing of $1.5 Billion Senior Notes due 2025
Houston, Texas - September 12, 2017 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) announced today that it has upsized and priced its previously announced offering of Senior Notes due 2025 (the “CQP 2025 Notes”). The principal amount of the offering has been increased from the initially announced $1.0 billion to $1.5 billion. The CQP 2025 Notes will bear interest at a rate of 5.250% per annum and will mature on October 1, 2025. The CQP 2025 Notes are priced at par, and the closing of the offering is expected to occur on September 18, 2017.
Cheniere Partners intends to use the net proceeds from the offering, after deducting the initial purchasers’ commissions and estimated fees and expenses related to the CQP 2025 Notes, to prepay a portion of the outstanding Term Loan indebtedness under its credit facilities (the “CQP Credit Facilities”). The CQP 2025 Notes will be secured pari passu with all existing and future senior secured indebtedness of Cheniere Partners, including borrowings under the CQP Credit Facilities, until the drawn balance of the Term Loans under the CQP Credit Facilities is reduced to less than or equal to $1.0 billion, at which point the CQP 2025 Notes will remain senior but become unsecured.
The offer of the CQP 2025 Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and the CQP 2025 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners’ business strategy, plans and objectives, including the use of proceeds from the offering. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.
Contacts

Investors:
Randy Bhatia	713-375-5479
Megan Light	713-375-5492

Media:
Eben Burnham-Snyder	713-375-5764